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Exhibit 10.2

Form of
Change of Control Employment Agreements

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

        AGREEMENT by and between Providian Financial Corporation (the "Corporation"), a Delaware corporation, and «Fname» «Mid» «Lname» (the "Executive"), dated as of the 27th day of January, 2004.

        The Board of Directors of the Corporation (the "Board") has determined that it is in the best interests of the Corporation and its shareholders to assure that the Corporation, will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Corporation. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive's full attention and dedication to the Corporation currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has authorized the Corporation to enter into, and to cause the Corporation to enter into, this Agreement.

        IT IS, THEREFORE, AGREED:

        1.    Certain Definitions.    (a) The "Effective Date" shall be the first date during the "Change in Control Period" (as defined in Section 1(b)) on which a Change in Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive's employment with the Corporation and the affiliated companies is terminated or the Executive ceases to be an officer of the Corporation and the affiliated companies prior to the date on which a Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as an officer (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with the Change in Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment or cessation of status as an officer. As used in this Agreement, the term "affiliated companies" includes any company controlling, controlled by or under common control with the Corporation.

  (b)
  The "Change in Control Period" shall mean the period commencing on the date hereof and ending on the second anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (the date one year after the date hereof and each annual anniversary of such date, is hereinafter referred to as the "Renewal Date"), the Change in Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Corporation shall give notice to the Executive that the Change in Control Period shall not be so extended.

        2.    Change in Control.    For the purpose of this Agreement, a "Change in Control" shall mean:

  (a)
  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

  (b)
  Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

  (c)
  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

  (d)
  Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

        3.    Employment Period.    The Corporation hereby agrees to continue the Executive in its employ for the period commencing on the Effective Date and ending on the earlier to occur of (i) the third anniversary of such date or (ii) unless the Executive elects to continue employment beyond the Executive's Normal Retirement Age (as defined in the Corporation's 401 (k) Plan, as amended from time to time), the first day of the month coinciding with or next following the Executive's Normal Retirement Age (the "Employment Period").

        4.    Terms of Employment.    (a) Position of Duties.    (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) unless Executive otherwise agrees, the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or at any office or location less than forty-five (45) miles from such location.

  (ii)
  During the Employment Period, and excluding periods of paid time off (as defined in the Corporation's benefit plans) to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Corporation and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use reasonable efforts to perform faithfully and efficiently such responsibilities. The Executive may (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, such prior conduct of activities, and any subsequent conduct of activities similar in nature and scope shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Corporation.

  (b)
  Compensation.    (i) Base Salary.    During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") at an annual rate at least equal to 12 times the highest monthly base salary paid or payable to the Executive, including any base salary that has been earned but deferred, by the Corporation, together with any of its affiliated companies, during the twelve-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Corporation generally pays executive salaries. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other peer executives of the Corporation and its affiliates. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

          (ii)    Annual Bonus.    In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year during the Employment Period, an annual bonus under the Corporation Management Incentive Plan (or any successor thereto) in cash at least equal to the highest bonus paid or payable, including by reason of any deferral, to the Executive by the Corporation and its affiliated companies (whether in cash, stock or other property, whether such stock or property is granted under the Corporation Management Incentive Plan (or any successor thereto) or another plan including the Corporation Stock Incentive Plan (or any successor thereto)) in respect of the three fiscal years during which the Executive has been employed by the Corporation or its affiliated companies immediately preceding the fiscal year in which the Effective Date occurs or such lesser number of years that the Executive has been employed by the Corporation and its affiliated companies (it being understood that such annual bonus shall not include any one-time stock or cash bonuses granted outside the annual bonus program) (the "Annual Bonus"); provided, that for any fiscal year during such three-year or shorter period immediately preceding the fiscal year in which the Effective Date occurs consisting of less than 12 full months or with respect to which the Executive has been employed by the Corporation or its affiliated companies for less than 12 full months and for which the Executive shall have been eligible to receive an annual bonus, the annual bonus for such year for purposes of determining the Executive's Annual Bonus shall be the greater of (i) the Executive's target annual bonus for such year or (ii) the actual annual bonus paid or payable, including by reason of any deferral, to the Executive by the Corporation and its affiliated companies (whether in cash, stock or other property, whether such stock or property is granted under the Corporation Management Incentive Plan (or any successor thereto) or another plan including the Corporation Stock Incentive Plan (or any successor thereto)) in respect of such fiscal year, provided, further, that if the Executive has not been eligible to earn such a bonus for any period prior to the Effective Date, the "Annual Bonus" shall mean the Executive's target annual bonus for the year in which the Effective Date occurs. Each such Annual Bonus shall be paid no later than 90 days following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall otherwise elect to defer the receipt of such Annual Bonus.

          (iii)    Incentive, Savings and Retirement Plans.    During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Corporation and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Corporation and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Corporation and its affiliated companies. Without limiting the foregoing, the annual retirement contribution payable on behalf of the Executive during the Employment Period, as a percentage of the Executive's total compensation, shall not in any event be less than the average annual retirement contribution, as a percentage of total compensation, paid on behalf of the Executive by the Corporation and its affiliated companies during the three years immediately preceding the Effective Date.

          (iv)    Welfare Benefit Plans.    During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Corporation and its affiliated companies (including, without limitation, medical, prescription, dental, vision, disability, employee life, dependent life, and accidental death) to the extent applicable generally to other peer executives of the Corporation and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Corporation and its affiliated companies.

          (v)    Expenses.    During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Corporation and its affiliated companies in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Corporation and its affiliated companies.

          (vi)    Fringe Benefits.    During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Corporation and its affiliated companies in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Corporation and its affiliated companies.

          (vii)    Office and Support Staff.    During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to administrative and other assistance, at least equal to the most favorable of the foregoing provided to the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Corporation and its affiliated companies.

          (viii)    Paid Time Off.    During the Employment Period, the Executive shall be entitled to paid time off in accordance with the most favorable plans, policies, programs and practices of the Corporation and its affiliated companies as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Corporation and its affiliated companies.

        5.    Termination.    (a) Death or Disability.    This Agreement shall terminate automatically upon the Executive's death. If the Corporation determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of "Disability" set forth below), it may give the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Corporation and its affiliated companies shall terminate effective on the 30th day after receipt of such notice (the "Disability Effective Date"), provided that, within 30 days after such receipt, the Executive shall fail to return to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means the absence of the Executive from the Executive's duties within the Corporation and its affiliated companies for 180 consecutive business days as a result of the incapacity due to physical or mental illness which, after the expiration of such 180 business days, is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement to acceptability not to be withheld unreasonably).

          (b)    Cause.    The Corporation may terminate the Executive's employment for "Cause." For purposes of this Agreement, "Cause" means (i) a willful and continuing failure to perform substantially the Executive's obligations under Section 4(a) of this Agreement (other than as a result of the Executive's death or Disability); or (ii) conduct undertaken by the Executive which is demonstrably willful and deliberate on the Executive's part and which is intended to result in (x) substantial personal enrichment of the Executive at the expense of the Corporation or its affiliated companies and (y) substantial injury to the Corporation or its affiliated companies; or (iii) commission by the Executive of a felony involving the Corporation or its affiliated companies.

        A termination for Cause within the meaning of clause (i) or (ii) shall not take effect unless:

        A. the Board shall have delivered a written notice to the Executive within 30 days of its having knowledge of one of the circumstances constituting cause within the meaning of clause (i) or (ii), stating which one of those circumstances has occurred;

        B. within 30 days of such notice, the Executive is permitted to respond and defend himself (along with counsel) before the Board;

        C. within 15 days of the date on which the Executive is given the opportunity to respond and defend himself before the Board, the Executive has not remedied such circumstance; and

        D. if the Executive has not remedied such circumstance as provided in subclause (C) above, the Board notifies the Executive in writing that it is terminating his employment for Cause.

          (c)    Good Reason.    The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" means:

  (i)
  (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority,

    duties or responsibilities as contemplated by Section 4(a) of this Agreement or (B) any other action by the Corporation or its affiliated companies which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not occurring in bad faith which is remedied by the Corporation or its affiliated companies promptly after receipt of notice thereof given by the Executive;

  (ii)
  any failure by the Corporation to comply with any of the provisions of Section 4(b) of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent failure not occurring in bad faith which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

  (iii)
  unless the Executive otherwise agrees, the Corporation's requiring the Executive to be based at any office or location other than that at which the Executive is based at the Effective Date or within forty-five (45) miles of such location, except for travel reasonably required in the performance of the Executive's responsibilities;

  (iv)
  any purported termination by the Corporation of the Executive's employment otherwise than as permitted by this Agreement;

  (v)
  any failure by the Corporation to comply with and satisfy Section 11(c) of this Agreement provided that such successor has received at least ten days prior written notice from the Corporation or the Executive of the requirements of Section 11(c) of this Agreement.

          For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason pursuant to a Notice of Termination given during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

          (d)    Notice of Termination.    Any termination by the Corporation for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive or the Corporation to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Corporation hereunder or preclude the Executive or the Corporation from asserting such fact or circumstance in enforcing the Executive's or the Corporation's rights hereunder.

          (e)    Date of Termination.    "Date of Termination" means (i) if the Executive's employment is terminated by the Corporation for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Corporation other than for Cause or Disability, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

        6.    Obligations of the Corporation upon Termination.    (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Corporation and the affiliated companies shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

  (i)
  the Corporation shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

        A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination, (2) the product of (x) the Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Executive under non-qualified plans (together with any accrued interest or earnings thereon) and the value of any unused paid time off, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

        B. the amount equal to the product of (1) three and (2) the sum of (x) the Executive's Annual Base Salary, and (y) the Executive's Annual Base Salary multiplied by the Bonus Percentage. For purposes of this Section 6(a)(i)(B), "Bonus Percentage" shall mean the highest percentage obtained by dividing (1) the annual bonus paid or payable, including by reason of any deferral, whether or not payable under the Corporation Management Incentive Plan (or any successor thereto) to the Executive by the Corporation and its affiliated companies (whether in cash, stock or other property, whether such stock or property is granted under the Corporation Management Incentive Plan (or any successor thereto) or another plan including the Corporation Stock Incentive Plan (or any successor thereto)) in respect of each of the three fiscal years during which the Executive has been employed by the Corporation or its affiliated companies immediately preceding the fiscal year in which the Effective Date occurs or such lesser number of years that the Executive has been employed by the Corporation and its affiliated companies (it being understood that such annual bonus shall not include any one-time stock or cash bonuses granted outside the annual bonus program); provided, that for any fiscal year during such three-year or shorter period immediately preceding the fiscal year in which the Effective Date occurs consisting of less than 12 full months or with respect to which the Executive has been employed by the Corporation or its affiliated companies for less than 12 full months and for which the Executive shall have been eligible to receive an annual bonus, the annual bonus for such year shall be the greater of (A) the Executive's target annual bonus for such year or (B) the actual annual bonus paid or payable, including by reason of any deferral, to the Executive by the Corporation and its affiliated companies (whether in cash, stock or other property, whether such stock or property is granted under the Corporation Management Incentive Plan (or any successor thereto) or another plan including the Corporation Stock Incentive Plan (or any successor thereto)) in respect of such fiscal year, provided, further, that if the Executive has not been eligible to earn such a bonus for any period prior to the Effective Date, the annual bonus for purposes of this clause (1) shall mean the Executive's target annual bonus for the year in which the Effective Date occurs, by (2) the base salary paid or payable to the Executive by the Corporation and its affiliated companies for each such year, annualized for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by the Corporation or its affiliated companies for less than twelve full months. The amount described in the first sentence of this clause B shall be paid in lieu of, and the Executive hereby waives the right to receive, any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Corporation or its affiliated companies (it being understood that this payment shall not be in lieu of, and the Executive shall not hereby waive, any stay or retention awards or bonuses to which the Executive may be entitled pursuant to the terms of such stay or retention awards or bonuses); and

        C. a separate lump-sum payment equal to the product of (1) three and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Executive's Annual Base Salary multiplied by the Bonus Percentage and (3) the Retirement Contribution Percentage (which, for purposes of this

Section 6(a)(i)(C) shall equal the highest percentage of retirement contributions as a percentage of total compensation for all eligible employees of the Corporation and its affiliated companies for any year beginning with the third full year prior to the Effective Date); and

        D. to the extent not already paid under section 6(a)(i)A above, an amount equal to the unvested portion of the qualified and non-qualified retirement contribution account in addition to any vested amounts due under the retirement plans of the Corporation and its affiliated companies; and

  (ii)
  for three years after the Date of Termination, or such longer period as any plan, program, practice or policy may provide, the Corporation shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Corporation and its affiliated companies applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Corporation and its affiliated companies and their families, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

  (iii)
  to the extent not theretofore paid or provided, the Corporation shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive pursuant to this Agreement under any plan, program, policy or practice or contract or agreement of the Corporation and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"), but excluding solely purposes of this Section 6(a)(iii) amounts waived by the Executive pursuant to the provisions of Section 6(a)(i)(B).

          (b)    Death.    If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement other than for payment of the Accrued Obligations and the timely payment or provision of Other Benefits. All Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Corporation and any of its affiliated companies to surviving families of peer executives of the Corporation and such affiliated companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time on the date of Executive's death with respect to other peer executives of the Corporation and its affiliated companies and their families.

          (c)    Disability.    If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Corporation and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Corporation and its affiliated companies and their families.

          (d)    Cause; Other than for Good Reason.    If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore not paid. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

        7.    Non-exclusivity of Rights.    Except as otherwise provided in Sections 6(a)(i)(B), 6(a)(ii) and 6(a)(iii) of this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Corporation or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

        8.    Full Settlement.    The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as provided in Section 6(a)(ii) of this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment. The Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur in good faith as a result of any contest (regardless of the outcome thereof) by the Corporation, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest, on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

        9.    Certain Additional Payments by the Corporation.

  (a)
  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Corporation's obligation to make Gross-Up Payments under this Section 9 shall not be conditioned upon the Executive's termination of employment.

  (b)
  Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Corporation and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Corporation. In no event shall the Accounting Firm be an accounting firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Corporation to the Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Corporation should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Corporation exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

  (c)
  The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that the Corporation desires to contest such claim, the Executive shall:

        A. give the Corporation any information reasonably requested by the Corporation relating to such claim,

        B. take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

        C. cooperate with the Corporation in good faith in order effectively to contest such claim, and

        D. permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Corporation shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that, if the Corporation pays such claim and directs the Executive to sue for a refund, the Corporation shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

  (d)
  If, after the receipt by the Executive of a Gross-Up Payment or payment by the Corporation of an amount on the Executive's behalf pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Corporation's complying with the requirements of Section 9(c), if applicable) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Corporation of an amount on the Executive's behalf pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

  (e)
  Notwithstanding any other provision of this Section 9, the Corporation may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

        (f)    Definitions.    The following terms shall have the following meanings for purposes of this Section 9.

        A. "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

        B. A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

        10.    Confidential Information.    (a) The Executive shall not, without the prior written consent of the Corporation, divulge, disclose or make accessible to any other person, firm, partnership or corporation or other entity any Confidential Information (as defined in Section 10(b) below) pertaining to the business of the Corporation or its affiliated companies except (i) while employed by the Corporation or its affiliated companies in the business of and for the benefit of the Corporation or its affiliated companies or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Corporation or its affiliated companies, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information.

  (b)
  For the purposes of this Agreement, Confidential Information shall mean all nonpublic information concerning the business of the Corporation and its affiliated companies, including products, customer lists, financial information and marketing plans and strategies. Confidential

    Information does not include the information that is, or becomes, available to the public, unless such availability occurs through a breach by the Executive of the provisions of this Section.

  (c)
  In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

        11.    Successors.    (a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

  (b)
  This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.

  (c)
  Any parent company or successor to all or substantially all of the business and/or assets of the Corporation (whether direct or indirect, by purchase, merger, consolidation or otherwise) shall, by an agreement in form and substance satisfactory to the Executive, guarantee and agree to cause the performance of this Agreement, in each case, in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place. "Corporation" means the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

        12.    Miscellaneous.    (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

  (b)
  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	«Fname» «Mid» «Lname» Providian Financial Corporation 201 Mission Street San Francisco, California 94105
If to the Corporation:	Providian Financial Corporation 201 Mission Street San Francisco, California 94105 Attention: Vice Chairman, Human Resources

    or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

  (c)
  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

  (d)
  The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

  (e)
  The Executive's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right that the Executive may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 5(c)(i) through 5(c)(v), shall not be deemed to be a waiver of such provision or any other provisions hereof.

  (f)
  All references to sections of the Code shall be deemed to refer to corresponding sections of any successor federal income tax statute.

  (g)
  This Agreement contains the entire understanding of the Corporation and the Executive and supersedes any prior agreements between the Executive and the Corporation with respect to the subject matter hereof, including without limitation any Change of Control Employment Agreements previously entered into by the Executive, the Corporation, and any affiliated entities of the Corporation.

  (h)
  The Executive and the Corporation acknowledge that the employment of the Executive by the Corporation and its affiliated companies is "at will", and, prior to the Effective Date, may be terminated by either the Executive or the Corporation or such affiliated companies at any time, with or without cause, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

        IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name on its behalf, all as of the date and year first above written.

PROVIDIAN FINANCIAL CORPORATION
Name: Richard A. Leweke Title: Vice Chairman and Chief Human Resources Officer
EXECUTIVE
Name: «Fname» «Mid» «Lname»

Schedule
Change of Control Employment Agreements

        Each of the executive officers of the registrant executed a Change of Control Employment Agreement dated as of January 27, 2004 and substantially identical to the form of Change of Control Employment Agreement filed as Exhibit 10.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2003, except that:

  (a)
  the Change of Control Employment Agreement executed by John Botcheller does not contain the following provision in Section 5(c):

      Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason pursuant to a Notice of Termination given during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

  (b)
  the number set forth in clause (1) in the first line in each of subparagraphs B. and C. in Section 6(a)(i) and in the first line of Section 6(a)(ii) is as set forth below:

Executive Officer	Sections 6(a)(i)B. and C. and 6(a)(ii)
John Botcheller	One
Chaomei Chen	Three
Susan G. Gleason	Three
Richard A. Leweke	Three
Ellen Richey	Three
Anthony F. Vuoto	Three
Warren Wilcox	Three

QuickLinks

  Exhibit 10.2
Form of Change of Control Employment Agreements
CHANGE OF CONTROL EMPLOYMENT AGREEMENT
Schedule Change of Control Employment Agreements